Exhibit 10.5

[FORM OF]

DIRECTOR SUPPLEMENTAL RETIREMENT PLAN

AGREEMENT

THIS AGREEMENT, made and entered into this      day of                 ,         , by and between Home Federal Savings and Loan Association, a Bank organized and existing under the laws of the United States of America, (hereinafter referred to as the “Bank”), and                     , a Director of the Bank (hereinafter referred to as the “Director”).

WHEREAS, the Director has been in the service of the Bank for several years and has now and for years faithfully served the Bank. It is the consensus of the Board of Directors of the Bank (hereinafter referred to as the “Board”) that the Director’s services have been of exceptional merit, in excess of the compensation paid and an invaluable contribution to the profits and position of the Bank in its field of activity. The Board further believes that the Director’s experience, knowledge of corporate affairs, reputation and industry contacts are of such value and his continued services are so essential to the Bank’s future growth and profits that it would suffer severe financial loss should the Director terminate the Director’s services.

ACCORDINGLY, the Board has adopted the Bank Director Supplemental Retirement Plan (hereinafter referred to as the “Director Plan”) and it is the desire of the Bank and the Director to enter into this Agreement under which the Bank will agree to make certain payments to the Director upon the Director’s retirement or to the Director’s beneficiary(ies) in the event of the Director’s death pursuant to the Director Plan;

FURTHERMORE, it is the intent of the parties hereto that this Director Plan be considered an unfunded arrangement maintained primarily to provide supplemental retirement benefits for the Director, and be considered a non-qualified benefit plan for purposes of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). The Director is fully advised of the Bank’s financial status and has had substantial input in the design and operation of this benefit plan; and

NOW THEREFORE, in consideration of services the Director has performed in the past and those to be performed in the future, and based upon the mutual promises and covenants herein contained, the Bank and the Director agree as follows:

I.	DEFINITIONS

A.	Effective Date:

The Effective Date of the Director Plan shall be                     ,         .

B.	Plan Year:

Any reference to “Plan Year” shall mean a calendar year from January 1 to December 31. In the year of implementation, the term “Plan Year” shall mean the period from the Effective Date to December 31 of the year of the Effective Date.

C.	Retirement Date:

Retirement Date shall mean retirement from service with the Bank which becomes effective on the first day of the calendar month following the month in which the Director reaches the Director’s seventieth (70th) birthday or such later date as the Director may actually retire.

D.	Termination of Service:

Termination of Service shall mean voluntary resignation of service by the Director or the Bank’s discharge of the Director without cause, prior to the Retirement Date [Subparagraph I (C)].

E.	Index Retirement Benefit:

The Index Retirement Benefit for the Director for each plan year shall be equal to the excess (if any) of the Index [Subparagraph 1 (F)] for that Plan Year over the Cost of Funds Expense [Subparagraph I (G)] for that Plan Year.

F.	Index:

The Index for any Plan Year shall be the aggregate annual after-tax income from the life insurance contract(s) described hereinafter as defined by FASB Technical Bulletin 85-4. This Index shall be applied as if such insurance contracts were purchased on the Effective Date hereof.

Insurance Company:

Policy Form:

Policy Name:

Insured’s Age and Sex:

Riders:

Ratings:

Option:

Face Amount:                                 $

Premiums Paid:                              $

Number of Premium Payments:

Assumed Purchase Date:

Insurance Company:

Policy Form:

Policy Name:

Insured’s Age and Sex:

Riders:

Ratings:

Option:

Face Amount:                                 $

Premiums Paid:                              $

Number of Premium Payments:

Assumed Purchase Date:

If such contracts of life insurance are actually purchased by the Bank, then the actual policies as of the dates they were purchased shall be used in calculations under this Director Plan. If such contracts of life insurance are not purchased or are subsequently surrendered or lapsed, then the Bank shall receive annual policy illustrations that assume the above-described policies were purchased or had not subsequently surrendered or lapsed. Said illustrations shall be received from the respective insurance companies and will indicate the increase in policy values for purposes of calculating the amount of the Index.

In either case, references to the life insurance contract are merely for purposes of calculating a benefit. The Bank has no obligation to purchase such life insurance and, if purchased, the Director and the Director’s beneficiary(ies) shall have no ownership interest in such policy and shall always have no greater interest in the benefits under this Agreement than that of an unsecured general creditor of the Bank.

G.	Cost of Funds Expense:

The Cost of Funds Expense for any Plan Year shall be calculated by taking the sum of the amount of premiums for the life insurance policies described in the definition of “Index” plus the amount of any after-tax benefits paid to the Director pursuant to the Director Plan (Paragraph II hereinafter) plus the amount of all previous years’ after-tax Costs of Funds Expense, and multiplying that sum by the Average After-Tax Cost of Funds [Subparagraph I (K)].

H.	Change of Control:

“Change of Control” means (a) report is filed with the Securities and Exchange Commission (the “SEC”) on Schedule 13D or Schedule 14D-1 (or any successor schedule, form or report), each as promulgated pursuant to the Exchange Act, disclosing that any “person” as such term is used in Section 13(d) and Section 14(d)(2) of the Exchange Act, other than the company of any company employee benefit plan, is or has become a beneficial owner, directly or indirectly, of securities of the Company representing twenty-five percent (25%) or more of the combined voting power of the Company’s then outstanding securities; (b) the Company is merged or consolidated with another corporation and, as a result thereof, securities representing less than fifty percent (50%) of the combined voting power of the surviving or resulting corporation’s securities (or of the securities of a parent corporation in case of a merger in which the surviving or resulting corporation becomes a wholly owned subsidiary of the parent corporation) are owned in the aggregate by holders of the Company’s securities immediately prior to such merger or consolidation; (c) all or substantially all of the assets of the Company are sold in a single transaction or a series of related transactions to a single purchaser or a group of affiliated purchasers; or (d) during any period of twenty-four (24) consecutive months, individuals who were Directors of the Company at the beginning of such period cease to constitute at least a majority of the Company’s board unless the election, or nomination for election by the Company’s shareholders, of more than one-half of any new Directors of the Company then still in office who were Directors of the Company at the beginning of such twenty-four (24) month period, either actually or by prior operation of this clause (d). The date of a Change of Control shall be deemed to be the date of the earlier of the date of (i) consummation of the transaction involving the Change in Control, or (ii) the execution of a definitive agreement by the Corporation involving a transaction deemed to be a Change in Control.

I.	Normal Retirement Age:

Normal Retirement Age shall mean the date on which the Director attains age seventy (70).

J.	Benefit Accounting:

The Bank shall account for the benefit provided herein using the regulatory accounting principles of the Bank’s primary federal regulator. The Bank shall establish an accrued liability retirement account for the Director into which appropriate reserves shall be accrued.

K.	Average After-Tax Cost of Funds:

Average After-Tax Cost of Funds means, at any particular time, a ratio, the numerator of which is the total annualized interest expense as set forth on Schedule RI-Income Statement of the Bank’s third quarter Consolidated Report of Condition and Income (the “Call Report”) and the denominator of which is an amount equal to: (i) the amount of deposits in domestic offices (sum of total of columns A and C from Schedule RC-E of the Call Report), plus (ii) the amount of Federal funds purchased and securities sold under agreements to repurchase, as set forth on Schedule RC-Balance Sheet of the Call Report, times the inverse of the Bank’s combined marginal income tax rate.

II.	BENEFITS

A.	Retirement Benefits:

Subject to Subparagraph II (D), hereinafter, should the Director continue to serve the Bank until “Normal Retirement Age” defined in Subparagraph I (I), the Director shall be entitled to receive an annual benefit equal to the amount set forth in Exhibit “A-1”. Said payments shall be made monthly (1/12th of the annual benefit) and shall commence thirty (30) days following the Director’s retirement and shall continue until the Director attains age eighty-four (84). Upon completion of the aforestated payments and commencing subsequent thereto and subject to Subparagraph II (A) (i) hereinbelow, the Index Retirement Benefit [Subparagraph I (E)] shall be paid to the Director until the Director’s death at which time said benefit shall cease.

(i)	Index Retirement Benefit Adjustment:

The Index Retirement Benefit payment as set forth hereinabove for the first Plan Year subsequent to the Director attaining age eighty-four (84) shall be adjusted according to a number equal to the aggregate of the Index Retirement Benefit [Subparagraph I (E)] for each Plan Year from the Effective Date of this agreement until the Plan Year subsequent to the Director attaining age eighty-four (84) over the aggregate of the benefit payments the Director actually received under the terms of this Director Plan through that date. For example, if the Director retires at age sixty-five (65) and the aggregate annual benefits received by the Director until the Plan Year the Director attains age eighty-four (84) were $900,000.00, and the aggregate Index Retirement Benefits for each Plan Year from the Effective Date of this agreement to the Plan Year the Director attains age eighty-four (84) were $1,000.000.00 then the Director’s Index Retirement Benefit in the first Plan Year said payment is payable to the Director would be increased by $100,000.00. If said number is a deficit, then the Index Retirement Benefit for the Plan Year when the Director attains age eighty-four (84) and each subsequent Plan Year’s benefit (if necessary) shall be reduced until the entire deficit has been recovered by the Bank. For each year thereafter, the Index Retirement Benefit payment shall be paid as set forth in Subparagraph I (E). For example, if the Director retires at age sixty-five (65) and the aggregate annual benefits to be received by the Director until the Plan Year the Director attains age eighty-four (84) were $1,000.000.00, and the aggregate Index Retirement Benefits for each Plan year from the Effective Date of this agreement to the Plan Year the Director attains age eighty-four (84) were $900,000.00 and the Director’s Index Retirement Benefit was $90,000.00 in the first year, then the Director would not receive any Index Retirement Benefit in the first year, and the second years’ Index Retirement benefit would be reduced by $10,000.00.

B.	Termination of Service:

Subject to Subparagraph II (D), should a Director suffer a Termination of Service the Director shall be entitled to receive the following percentage of the annual benefit set forth in Exhibit A-l. Said payments shall commence thirty (30) days following the Director’s Normal Retirement Age [Subparagraph I (I)] and shall continue until the Director attains age eighty-four (84). Upon completion of the aforestated payments and commencing subsequent thereto and subject to Subparagraph II (A) (i) hereinabove the following percentage of the Index Retirement Benefit for each Plan Year subsequent to the year in which the Director attains eighty-four (84), and including the remaining portion of the Plan Year in which the Director attains age eighty-four (84), shall be paid to the Director until the Director’s death.

Number of Full Years Of Service from the Date Elected to the Board	Vested Percentage (to a maximum of 100%)
0-1	20%
2	40%
3	60%
4	80%
5 or more	100%

C.	Death:

If the Director dies while there is a balance in the Director’s accrued liability retirement account, then the unpaid balance shall continue to be paid in monthly installments to the individual or individuals designated in writing by the Director and filed with the Bank. In the absence of or a failure to designate a beneficiary, the unpaid balance shall be paid in monthly installments to the personal representative of the Director’s estate. If, upon death, the Director shall have received the total balance of the Director’s accrued liability retirement account, then no further benefit shall be due hereunder. In any event, upon the death of the Director, the Director’s beneficiary shall not be entitled to receive any Index Retirement Benefit.

D.	Discharge for Cause:

Should the Executive be Discharged for Cause at any time, all benefits under this Executive Plan shall be forfeited. The term “for cause” shall mean any of the following that result in an adverse effect on the Bank: (i) gross negligence or gross neglect; (ii) the commission of a felony or gross misdemeanor involving moral turpitude, fraud, or dishonesty; (iii) the willful violation of any law, rule, or regulation (other than a traffic violation or similar offense); (iv) an intentional failure to perform stated duties; or (v) a breach of fiduciary duty involving personal profit. If a dispute arises as to discharge “for cause,” such dispute shall be resolved by arbitration as set forth in this Executive Plan.

E.	Death Benefit:

Except as set forth above, there is no death benefit provided under this Agreement.

F.	Disability Benefit:

ID the event the Director becomes disabled prior to Termination of Service, and the Director is unable to attend at least fifty percent (50%) of the meetings of the Board of Directors of the Bank because of such disability, he shall immediately begin receiving the benefits in Subparagraph II (A) above. Such benefit shall begin without regard to the Director’s Normal Retirement Age and the Director shall be one hundred percent (100%) vested in the entire benefit amount. If there is a dispute regarding whether the Director is disabled or whether the reason for which the Director is unable to attend Board meetings is related to said disability, such dispute shall be resolved by a physician selected by the Bank and such resolution shall be binding upon all parties to this Agreement.

III.	RESTRICTIONS UPON FUNDING

The Bank shall have no obligation to set aside, earmark or entrust any fund or money with which to pay its obligations under this Agreement. The Director, the Director’s beneficiary(ies) or any successor in interest to the Director shall be and remain simply a general creditor of the Bank in the same manner as any other creditor having a general claim for matured and unpaid compensation.

The Bank reserves the absolute right, at its sole discretion, to either fund the obligations undertaken by this Agreement or to refrain from funding the same and to determine the exact nature and method of such funding. Should the Bank elect to fund this Agreement, in whole or in part, through the purchase of life insurance, mutual funds, disability policies or annuities, the Bank reserves the absolute right, in its sole discretion, to terminate such funding at any time, in whole or in part. At no time shall the Director be deemed to have any lien or right, title or interest in or to any specific funding investment or to any assets of the Bank.

If the Bank elects to invest in a life insurance, disability or annuity policy upon the life of the Director, then the Director shall assist the Bank by freely submitting to a physical exam and supplying such additional information necessary to obtain such insurance or annuities.

IV.	CHANGE OF CONTROL

Upon a Change of Control [Subparagraph I (H)], if the Director subsequently suffers a Termination of Service [Subparagraph I (D)], then the Director shall receive the benefits promised in this Director Plan upon attaining Normal Retirement Age, as if the Director had been continuously serving on the Board of the Bank until the Director’s Normal Retirement Age. The Director will also remain eligible for all promised death benefits in this Director Plan. In addition, no sale, merger, or consolidation of the Bank shall take place unless the new or surviving entity expressly acknowledges the obligations under this Director Plan and agrees to abide by its terms.

V.	MISCELLANEOUS

A.	Alienability and Assignment Prohibition:

Neither the Director, his/her surviving spouse nor any other beneficiary under this Agreement shall have any power or right to transfer, assign, anticipate, hypothecate, mortgage, commute, modify or otherwise encumber in advance any of the benefits payable hereunder nor shall any of said benefits be subject to seizure for the payment of any debts, judgments, alimony or separate maintenance owed by the Director or the Director’s beneficiary(ies), nor be transferable by operation of law in the event of bankruptcy, insolvency or otherwise. In the event the Director or any beneficiary attempts assignment, commutation, hypothecation, transfer or disposal of the benefits hereunder, the Bank’s liabilities shall forthwith cease and terminate.

B.	Binding Obligation of the Bank and any Successor in Interest:

The Bank shall not merge or consolidate into or with another bank or sell substantially all of its assets to another bank, firm or person until such bank, firm or person expressly agree, in writing, to assume and discharge the duties and obligations of the Bank under this Director Plan. This Director Plan shall be binding upon the parties hereto, their successors, beneficiaries, heirs and personal representatives.

C.	Amendment or Revocation:

Subject to Paragraph VII, it is agreed by and between the parties hereto that, during the lifetime of the Director, this Director Plan may be amended or revoked at any time or times, in whole or in part, by the mutual written consent of the Director and the Bank.

D.	Gender:

Whenever in this Director Plan words are used in the masculine or neuter gender, they shall be read and construed as in the masculine, feminine or neuter gender, whenever they should so apply.

E.	Effect on Other Bank Benefit Plans:

Nothing contained in this Director Plan shall affect the right of the Director to participate in or be covered by any qualified or non-qualified pension, profit-sharing, group, bonus or other supplemental compensation or fringe benefit plan constituting a part of the Bank’s existing or future compensation structure.

F.	Headings:

Headings and subheadings in this Director Plan are inserted for reference and convenience only and shall not be deemed a part of this Director Plan.

G.	Applicable Law:

The validity and interpretation of this Agreement shall be governed by the laws of the United States of America.

H.	12 U.S.C. § 1828(k):

Any payments made to the Director pursuant to this Director Plan, or otherwise, are subject to and conditioned upon their compliance with 12 U.S.C. § 1828(k) or any regulations promulgated thereunder.

I.	Partial Invalidity:

If any term, provision, covenant, or condition of this Director Plan is determined by an arbitrator or a court, as the case may be, to be invalid, void, or unenforceable, such determination shall not render any other term, provision, covenant, or condition invalid, void, or unenforceable, and the Director Plan shall remain in full force and effect notwithstanding such partial invalidity.

VI.	ERISA PROVISION

A.	Named Fiduciary and Plan Administrator:

The “Named Fiduciary and Plan Administrator” of this Director Plan shall be Home Federal Savings and Loan Association until its resignation or removal by the Board. As Named Fiduciary and Plan Administrator, the Bank shall be responsible for the management, control and administration of the Director Plan. The Named Fiduciary may delegate to others certain aspects of the management and operation responsibilities of the Director Plan including the employment of advisors and the delegation of ministerial duties to qualified individuals.

B.	Claims Procedure and Arbitration:

In the event a dispute arises over benefits under this Director Plan and benefits are not paid to the Director (or to the Director’s beneficiary(ies) in the case of the Director’s death) and such claimants feel they are entitled to receive such benefits, then a written claim must be made to the Named Fiduciary and Plan Administrator named above within sixty (60) days from the date payments are refused. The Named Fiduciary and Plan Administrator shall review the written claim and if the claim is denied, in whole or in part, they shall provide in writing within sixty (60) days of receipt of such claim the specific reasons for such denial, reference to the provisions of this Director Plan upon which the denial is based and any additional material or information necessary to perfect the claim. Such written notice shall further indicate the additional steps to be taken by claimants if a further review of the claim denial is desired. A claim shall be deemed denied if the Named Fiduciary and Plan Administrator fail to take any action within the aforesaid sixty-day period.

If claimants desire a second review they shall notify the Named Fiduciary and Plan Administrator in writing within sixty (60) days of the first claim denial. Claimants may review this Director Plan or any documents relating thereto and submit any written issues and comments it may feel appropriate. In their sole discretion, the Named Fiduciary and Plan Administrator shall then review the second claim and provide a written decision within sixty (60) days of receipt of such claim. This decision shall likewise state the specific reasons for the decision and shall include reference to specific provisions of the Plan Agreement upon which the decision is based.

If claimants continue to dispute the benefit denial based upon completed performance of this Director Plan or the meaning and effect of the terms and conditions thereof, then claimants may submit the dispute to an arbitrator for final arbitration. The arbitrator shall be selected by mutual agreement of the Bank and the claimants. The arbitrator shall operate under any generally recognized set of arbitration rules. The parties hereto agree that they and their heirs, personal representatives, successors and assigns shall be bound by the decision of such arbitrator with respect to any controversy properly submitted to it for determination.

Where a dispute arises as to the Bank’s discharge of the Director “for cause,” such dispute shall likewise be submitted to arbitration as above described and the parties hereto agree to be bound by the decision thereunder.

VII.	TERMINATION OR MODIFICATION OF AGREEMENT BY REASON OF CHANGES IN THE LAW, RULES OR REGULATIONS

The Bank is entering into this Agreement upon the assumption that certain existing tax laws, rules and regulations will continue in effect in their current form. If any said assumptions should change and said change has a detrimental effect on this Director Plan, then the Bank reserves the right to terminate or modify this Agreement accordingly. Upon a Change of Control [Subparagraph I (J)], this paragraph shall become null and void effective immediately upon said Change of Control.

IN WITNESS WHEREOF, the parties hereto acknowledge that each has carefully read this Agreement and executed the original thereof on the first day set forth hereinabove, and that upon execution, each has received a conforming copy.

HOME FEDERAL SAVINGS AND LOAN ASSOCIATION Ashland, KY

By:
Witness		Title

By:
Witness		Name Title